Exhibit 10.14

201 Spear Street, Suite 1100

San Francisco, CA 94105

October 11, 2021

Triton Funds LP

San Diego, California

Re:	Amendment to Common Stock Purchase Agreement and Warrant

Ladies and Gentlemen:

This letter amends the Common Stock Purchase Agreement dated as of February 25, 2021, between Triton Funds LP and RocketFuel Blockchain, Inc. (the “CSPA”) and the Common Stock Purchase Warrant dated as of February 25, 2021, between Triton Funds LP and RocketFuel Blockchain, Inc. (the “Warrant”), as follows:

1. The definition of “Investment Amount” in Article I of the CSPA is amended to read as follows:

“Investment Amount” shall mean the Securities in a Purchase Notice multiplied by the greater of $1.00 or eighty percent (80%) of the lowest closing price of the common stock within fifteen Business Days prior to the Closing; not to exceed $500,000 per Purchase Notice.

2. The Warrant is amended to provide that the number of Warrant Shares shall be increased from 800,000 to 1,300,000. For avoidance of doubt, the parties acknowledge that the Warrant has previously been exercised with respect to 50,000 shares and that 1,250,000 shares remain available for exercise under the Warrant.

3. The second paragraph of the Warrant is amended to read as follows:

“Capitalized terms used in this Warrant shall have the meanings set forth in the Agreement unless otherwise defined in the body of this Warrant or in Section 14 below. For purposes of this Warrant, the term “Exercise Price” shall mean with respect to any Exercise Date the greater of (i) $1.00 per share and (ii) eighty percent (80%) of the average closing price of the Common Stock over the 90-calendar day period preceding the Exercise Date, subject to adjustment as provided herein (including but not limited to cashless exercise, if permitted under the terms of this Warrant), and the term “Exercise Period” shall mean the period commencing on Issuance Date and ending on 5:00 p.m. eastern time on the five-year anniversary of such date.”

Except as set forth above, all provisions of the CSPA and the Warrant remain in full force and effect.

Please indicate your acceptance of the foregoing by executing a copy of this letter and returning it to us.

Sincerely,

RocketFuel Blockchain, Inc.

/s/ Bennett J. Yankowitz
Bennett J. Yankowitz, CFO

Agreed to and accepted:

Triton Funds LP

/s/ Ashkan Mapar
Ashkan Mapar